MANAGEMENT SERVICES AGREEMENT

      THIS MANGEMENT SERVICES AGREEMENT (this "Agreement") is made as of July 1, 2005 (the "Effective Date"), between 110 Media Group, Inc., a Delaware corporation with its principal address at 95 Broadhollow Road, Melville, New York 11747 (the "Company" or "OTEN") and Personal Portals Online, LLC, a Florida Corporation with its principal business address at 100 West Lucerne Circle Suite #600 Orlando, Florida 32801 (the "Manager", "PPO", or the "Consultant").

                                   Background

      The Company is a publicly traded company with its securities listed on the National Association of Securities Dealers Over The Counter Bulletin Board (OTCBB), having a trading symbol OTEN, through one or more of its subsidiaries, is engaged in the business of developing and managing for operation an Internet web hosting and advertising business which maintains and hosts websites and provides site monitoring and maintenance services for third parties and directs and redirects Internet traffic and e-commerce opportunities to various online and Internet based businesses and sells advertising and Internet traffic and maintains the hardware and appurtenant fixtures, etc. needed to conduct the business (the "Business" or the "Web1000 Business"). The Manager, through its principal officers, shareholders, and/or independent contractors and consultants (collectively, the "Consultants") provides Internet business management, hosting, and website maintenance, development and business management services for Internet technology and e-commerce and technology based companies.

      The Company and the Manager wish to have the Manager manage the business, financial and legal operations of the subsidiary (ies) which conduct the Business set forth above, on the terms and conditions set forth in this Agreement.

      Accordingly, the parties intending to be legally bound, agree as follows:

1. Appointment. The Company hereby engages the Manager to provide the management and consulting services as described in Section 2 below (the "Services") during the Term (defined in Section 3.1 below) on behalf of the Company, and the Manager accepts the engagement.

2. Services. During the Term, the Consultant will have primary responsibility for the management, re-design and re-development of the Business primarily in the areas of operations and technology (infrastructure and business platforms), finance and accounting therefore, including but not limited to:

            a) Providing various day-to-day administrative and operating tasks related to the OTEN Web1000 Business (as may be more fully set forth on the annexed schedule);

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            b)    Assisting in the implementation of the business strategies and plan of the Web1000 Business;

            c) Assisting the Company's management with regard to reviewing legal and financial matters relating to the Business;

            d) Providing leads for potential clients with respect to the Web1000 Business;

            e) Negotiating agreements for the Business in the ordinary course;

            f) Identifying appropriate new management, advisors and Board of Director members as necessary to implement the Business;

            g) Overseeing the Company's relationships with its outside professionals, vendors and customers as they pertain to the Business; and

            h) Providing such other related Management and Consulting services as requested by the Company and mutually agreeable to the Consultant.

      2.2. Staffing. The Manager will maintain in its employ, or otherwise have available to it personnel sufficient in number and adequate in ability to perform the Services in accordance with this Agreement. The Manager shall make available on an "as needed" basis such persons to have those responsibilities and perform those services and responsibilities of a Chief Technology Officer of the Company and an Information Technology department for the term of this Agreement. The Consultant will have exclusive right to direct and control its personnel and/or third parties providing the Services other than in respect of the Company's right as the recipient of the Services, to supervise the performance of the Manager and its personnel under this agreement.

      2.3. Non-Exclusivity. The Company expressly understands and agrees that the relationship with the Consultant is on a non-exclusive basis and that the Manager and its shareholders, officers, employees, and agents shall not be prevented, barred or limited from rendering management services of the same nature or of a similar nature to those described in this Agreement, for or on behalf of any person, firm, corporation, or entity other than the Company during the Term. Nothing contained in this Agreement shall limit nor restrict the right of the Consultant and its members, officers, employees, and agents from engaging in the normal business of PPO; provided, however, that any such business activity is not directly competitive with the Company's Business, nor provides a means whereby others may compete with the Business of the Company, and provided further that

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            the intellectual property, business assets, trade secrets, proprietary business applications, and technologies of Web1000, whether specifically identified herein, or discovered and developed in the course and term of the Manager's engagement by the Company, may not be used by the Manager or conveyed to any third party by the Manager or any of its agents, employees, consultants, etc., except for the benefit of the Company, without the prior written consent of the Company and without appropriate remuneration therefore to the Company.

      2.4. Place of Performance. In connection with the Services performed by the Consultant, the Consultant's activities shall be principally based in the Consultant's Orlando office, New York, New Jersey and remote locations, except for required travel on the Company's behalf.

      2.5. Contracts. Subject to the right of the Company to supervise the Manager, and the limitations set forth in Sections 3 and 6, the Manager will have the right and authority, to negotiate, enter into and amend contracts, or take any other action on behalf of the Company in the ordinary course of its business, acting solely as its agent. The Manager, through the Consultants, will be authorized to take all action including the execution and delivery of documents, instruments, agreements, consents or certificates, as they deem necessary or advisable in carrying out the purposes and intent of the Agreement as conclusively evidenced by the taking of such actions. Notwithstanding the foregoing, except with the written consent of the CEO, the Manager shall not enter into contracts on behalf of the Company relating to the Business, that (i) obligate the Company, or have a total transaction value, in excess of $ 10,000.00, or (ii) obligate the Company to purchase, license or lease goods, services or tangible or intangible property that extend beyond three months following the expiration of the scheduled Term, except for contracts that may be cancelled at the option of the Company without penalty, on notice of 30 days or less.

3. Matters Reserved to the Company. Unless otherwise agreed, the following matters are outside of the Manager's authority, and are the responsibility of the Company: (a) hiring, firing and compensating employees, consultants and third-parties of the Company; (b) negotiating, entering into or amending leases or long-term liabilities for the Company; (c) issuing equity or debt in the Company; (d) preparing tax returns for the Company;
      (e) committing the Company to capital expenditures not in the budget; and
      (f) approving the budget.

4.    Term and Termination

      4.1. Term. Unless terminated earlier under Section 4.2 below, the term of this Agreement will initially be for twenty (24) months, beginning on the Effective Date. This initial term will automatically renew for additional successive one (1) year terms (the initial twenty four month term of this Agreement and all such renewal terms collectively the "Term"), unless at least thirty (30) days prior to the end of the then-current portion of the Term either party

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            provides written notice to the other party that it does not intend to renew. During the Term, the Company agrees that it shall appoint William Mobley (or his designee) as the Chief Operating officer of the Web1000 subsidiary and he (or such designee) shall be charged with all the duties and decision making responsibilities of the President of such subsidiary.

      4.2.  Termination.

            a) This Agreement may be terminated prior to the expiration of the Term by (i) either party if a material breach to this Agreement by the other party is not effectively cured within 30 days (the "Cure Period") from receipt of written notice of the breach from the non-breaching party, or (ii) upon mutual written agreement.

            b) The date of termination (the "Termination Date") shall be defined to mean; (i) in regard to Section 4.2(a)(i), the date upon which the Cure Period expires and there has been no cure and (ii) in regard to Section 4.1, the last day of the Term.

      4.3.  Effect of Termination

            a) Termination under Section 4.2 will not affect any other remedy or damages available to either of the parties. Upon termination of this Agreement, no party will have any further obligation to fulfill commitments under this Agreement, except for those obligations set forth in this Section 4 and in Sections 6 and 7 each of which expressly survive the termination of this Agreement.

            b) At the termination of this Agreement for any reason, the Company shall pay to the Consultant any earned but unpaid Consulting Fees (defined hereafter) up through the appropriate Termination Date, and any unreimbursed expenses incurred by the Consultant up through the appropriate Termination Date. In addition, if this Agreement is terminated by the Consultant due to a material breach by the Company pursuant to Section 4.2(a)(i) above, the Company shall pay to the Consultant on the Termination Date, an amount equal to the Consulting Fees which would have been paid to the Consultant for the period commencing on the Termination Date and ending on the last day of the Term.

5.    Compensation.

      5.1. Equity Compensation. The Company shall immediately issue three million (3,000,000) shares of its $.001 par value common stock to PPO as its initial fee for entering into this agreement. Such shares shall be issued with the appropriate restrictive legend indicating that they have not been registered pursuant to the Securities Act of 1933 and are therefore not freely tradable.

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      5.2.  Monthly Fee. During the Term, as compensation for the provision of the Services described in Section 2 hereof, the Consultant shall be paid a fee of Five Percent (5%) of the net monthly revenues of the Business, to be paid on a per month basis (the "Consulting Fee"), payable in equal installments in advance on the first business day of each month for Services to be provided for that month.

      5.3. Expenses. The Consultant shall be promptly reimbursed for all reasonable and approved out-of-pocket expenses incurred by it in performing the Services under this Agreement, provided that the Consultant submits reasonable documentation supporting such evidence.

6. Representations and Warranties. Each party represents and warrants to the other party that:

            a) It is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction in which it was formed, and has all corporate or membership powers required to carry on its business as now conducted.

            b) This Agreement will be duly executed and delivered by it and, assuming the due execution by the other parties to this Agreement, constitutes a valid and binding agreement, enforceable against it in accordance with its terms, except as enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and except for limitations imposed by general principles or equity.

            c) The execution, delivery and performance of this Agreement (i) are within its powers and have been duly authorized by all necessary action; and (ii) do not (A) violate its organizational documents, (B) violate any applicable provision of any law, regulation, rule, judgment, injunction, order or decree binding upon or applicable to it, or (C) require notice or constitute default under any provision of any agreement, contract or other instrument binding upon it or any license, franchise, permit or other similar authorization held by it.

            d) To its knowledge no consent, license, approval, order, authorization of, or registration, filing with or declaration of any governmental body, agency, official or authority is required to be obtained or made by it. No material consent, license approval or authorization of any third party is required to be obtained by it in connection with its execution, delivery and performance of this Agreement.

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            e)    It is not engaged in, a party to or subject to, or to its
                  knowledge threatened with any claim, controversy, legal or equitable action or other proceeding (whether as plaintiff, defendant or otherwise), the outcome of which, if adversely determined, would reasonably be likely to have a material adverse effect, or could materially adversely impair its ability to fully perform its obligations under this Agreement. There are no federal, state or local tax obligations outstanding the effect of which would materially adversely impair either party's business and operations.

7.    Indemnification.

      7.1. Indemnification by the Company. The Company will indemnify and save harmless the Manager/ Consultant and each of its respective directors, officers, stockholders, employees and agents (collectively, the "Consultant Indemnitees") from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claims or alleged claims) of any nature whatsoever, liquidated or unliquidated, that are incurred by any Consultant Indemnitees and arise out of or in connection with the performance of any of the Consultant Indemnities' obligations under this Agreement unless the claim or alleged claim resulted from the willful misconduct, negligence or fraud of the Consultant Indemnitees. The Company agrees that, without the Consultant Indemnitees prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under this Section 7 (whether or not the Consultant Indemnitees are actual or potential parties to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Consultant Indemnitees from all liability arising out of such claim, action or proceeding. The Company on its own behalf waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of the Consultant pursuant to, or the performance by the Consultant of the Services contemplated by this Agreement.

      7.2. Indemnification by the Manager/ Consultant. The Manager will indemnify and save harmless the Company and each of its respective directors, officers, stockholders, employees and agents (collectively, the "Company Indemnitees") from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claims or alleged

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            claims) of any nature whatsoever, liquidated or unliquidated, that are incurred by any Company Indemnitees and arise out of or in connection with any claim or alleged claim resulting from the willful misconduct, negligence or fraud of the Consultant, Consultants or the Company Indemnitees. The Consultant agrees that, without the Company Indemnitees prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under this Section 7 (whether or not the Company Indemnitees are actual or potential parties to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Company Indemnitee from all liability arising out of such claim, action or proceeding. The Consultant, in its own behalf waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of the Consultant pursuant to, or the performance by the Consultant of the Services contemplated by this Agreement.

The Parties acknowledge that this represents the entirety of their Agreement and no other or further obligations than those specified herein shall arise, except as may otherwise be agreed to by the parties in writing.

                    BALANCE OF PAGE INTENTIONALLY LEFT BLANK

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SIGNATURE PAGE TO CONSULTING AGREEMENT BETWEEN 110 MEDIA GROUP, INC. & PERSONAL
PORTALS ONLINE, INC. Dated JULY 1, 2005

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                                110 MEDIA GROUP, INC.

                                                By: /s/ Raymond Barton
                                                    ----------------------------
                                                Name: Raymond Barton
                                                Title: CEO


                                                PERSONAL PORTALS ONLINE, INC.

                                                By: /s/ William Mobley
                                                    ----------------------------
                                                Name: William Mobley
                                                Title: CEO

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                          Detailed Schedule of Services

Rebuild Web Hosting platform with both free and paid accounts registration/management

Create Affiliate program for free sites

Create credit card/online processing DLL's to match gateway provider(s) with affiliate auto payout system

Advertising management/placement system

Rebuild database completely

Complete Installation of above mentioned software

Secure data from current servers onto new network

Reconstruction/ marketing efforts to reach back out to the old Web1000 clients,

Obtain and develop strong presence in Search Engine Optimization with Google, Yahoo, MSN and AOL.